NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: May 2, 2007

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS ANNUAL EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and fiscal year ended March 31, 2007. For the quarter ended March 31, 2007, Community Financial reported earnings of $944,000 or $0.21 per diluted share, compared to $1,005,000 or $0.23 per diluted share for the same period last year, an 8.7% decrease in diluted earnings per share. The decrease in net income for the current quarter compared to the March 31, 2006 quarter can be attributed primarily to an increase in the provision for loan losses of approximately $125,000. The increase in the provision for loan losses is attributed primarily to increased loan growth for the quarter ended March 31, 2007 compared to March 31, 2006.

Total interest income increased $1.2 million or 18.7% during the March 31, 2007 quarter compared to the March 31, 2006 quarter as a result of both the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.1 million or 35.8% for the 2007 period compared to the same period in 2006 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 25 basis points to 3.11% for the quarter ended March 31, 2007 compared to 3.36% for the same period in 2006.

Non-interest income increased $39,000 to $758,000 for the quarter ended March 31, 2007 from $719,000 for the March 31, 2006 quarter. The increase in non-interest income for the current quarter compared to the March 31, 2006 period was due both to an increase in fees from increased usage of transaction account services and loan fees. Non-interest expenses increased $64,000 to $2.9 million for the March 31, 2007 quarter from $2.8 million for the March 31, 2006 quarter. The increase in non-interest expenses was due to growth related compensation increases.

Community's net income for the year ended March 31, 2007 was $4,091,000 or $0.93 diluted earnings per share, compared to $4,268,000 or $0.98 diluted earnings per share for the fiscal year ended March 31, 2006, a 5.1% decrease in diluted earnings per share. The decrease in net income for the fiscal year ended March 31, 2007 compared to the same period ended March 31, 2006 can be attributed to both an increase in the provision for loan losses of $211,000 and an increase in noninterest expenses of approximately $516,000. The increase in the provision for loan losses is attributed primarily to increased loan growth for the year ended March 31, 2007 compared to March 31, 2006. The increase in non-interest expenses was due to increased compensation expense related primarily to an additional branch location and growth related compensation increases. The increase in income taxes is related to a tax credit for the prior fiscal year.

Loans outstanding, net of allowances, at March 31, 2007 totaled $399.3 million, an increase of $40.6 million from $358.7 million at March 31, 2006. The increase in loans outstanding is attributable primarily to an increase commercial real estate loans. Deposits increased to $330.5 million at March 31, 2007 from $306.8 million at March 31, 2006, a $23.7 million increase. The increase in deposits is attributable to an increase in time deposits of approximately $28.9 million. Borrowings increased $11.8 million from $79.0 million at March 31, 2006 to $90.7 million at March 31, 2007. At March 31, 2007, non-performing assets totaled approximately $1,496,000 or .32% of assets compared to $589,000 or .14% of assets at March 31, 2006. Our allowance for loan losses to total loans at March 31, 2007 was .77% compared to .82% at March 31, 2006. At March 31, 2007, our allowance for loan losses to non-performing loans was 307.8%.

After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable May 23, 2007, to stockholders of record as of May 9, 2007. Stockholder's equity totaled $38.6 million at March 31, 2007, which represents a book value of $8.98 per share. The Board of Directors set July 25, 2007 as the date for the Company's annual stockholders' meeting and May 31, 2007 as the record date for stockholder voting at that meeting.

At March 31, 2007, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Harrisonburg and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	March 31, 2007	March 31, 2006	Percent Increase (Decrease)
Total assets	$463,296	$422,606	9.6%
Loans receivable, net	399,252	358,714	11.3
Investment securities	37,836	39,010	(3.0)
Real estate owned and repossessed assets	181	120	50.8
Deposits	330,538	306,849	7.7
Borrowings	90,740	78,976	14.9
Stockholders' equity	38,570	35,167	9.7

Selected Operations Data
(In thousands)

	Three Months Ended		Percent Increase
	March 31, 2007	March 31, 2006	(Decrease)
Interest income	$7,719	$6,505	18.7%
Interest expense	4,008	2,951	35.8
Net interest income	3,711	3,554	4.4
Provision for loan losses	165	40	312.5
Net interest income after provision for loan losses	3,545	3,515	0.9
Noninterest income	758	719	5.4
Noninterest expense	2,844	2,820	0.9
Income taxes	476	409	16.4
Net income	944	1,005	(6.1)

	Year Ended
	March 31, 2007	March 31, 2006
Interest income	$29,419	$24,466	20.2%
Interest expense	14,792	10,312	43.4
Net interest income	14,627	14,154	3.3
Provision for loan losses	388	177	119.2
Net interest income after provision for loan losses	14,239	13,977	1.9
Noninterest income	3,185	3,001	6.1
Noninterest expense	11,307	10,791	4.8
Income taxes	2,027	1,919	5.6
Net income	4,091	4,268	(4.1)

Other Selected Data

	At or for the Year Ended
	March 31, 2007	March 31, 2006
Return on average equity	11.06%	12.79%	(13.5)%
Return on average assets	.92	1.04	(11.5)
Interest rate spread	3.24%	3.50	(7.4)
Non-performing assets to total assets	.32	.14	128.6

	At or for the Quarter Ended
	March 31, 2007	March 31, 2006
Return on average equity	9.78%	11.57%	(15.5)%
Return on average assets	.83	.96	(13.5)
Interest rate spread	3.11%	3.36	(7.4)

Per share data

	At or for the Year Ended
	March 31, 2007	March 31, 2006
Diluted earnings per share	0.93	0.98	(5.1)
Book value	8.98	8.30	8.2
Dividends paid on common shares	.255	.225	13.3
Shares outstanding	4,295,732	4,242,112

	At or for the Quarter Ended
	March 31, 2007	March 31, 2006
Diluted earnings per share	0.21	0.23	(8.7)
Dividends paid on common shares	.065	.06	8.3